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                                                 This Supplement relates to
                                                 the Prospectus of Odyssey
                                                 Pictures Corporation, dated
                                                 August 12, 1997, Registration
                                                 No. 333-20701, and is filed
                                                 under Rule 424(b)(3)



      The proposed financing with Kinnevik Media Properties, Ltd., referenced on the bottom of Page 27 of the Prospectus, was consummated on September 15, 1997, substantially in accordance with the terms described in the Prospectus.

      On September 23, 1997, Mr. Yves Bayle was appointed as a Director of the Company, to replace Mr. Lawrence Schneider, who resigned as Co-Chairman and Director to pursue other non-media business interests. Mr. Bayle is a member of the Executive Committee of Banque Colbert (Luxembourg) S.A., and a non-executive director of a number of investment companies and funds. Prior to joining the bank in 1989, Mr. Bayle spent a number of years with several international banks located in Luxembourg.